Exhibit 10.1

EXECUTION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of December 23, 2016 and is entered into by and between PLUG POWER INC., a Delaware corporation, EMERGING POWER INC., a Delaware corporation, EMERGENT POWER INC., a Delaware corporation and each of their Qualified Subsidiaries (hereinafter collectively referred to as the “Borrower”), and NY GREEN BANK (“Lender”), a division of the New York State Energy Research & Development Authority (“NYSERDA”).

RECITALS

A.            Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Twenty-Five Million Dollars ($25,000,000) (the “Term Loan”); and

B.            Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1.  DEFINITIONS AND RULES OF CONSTRUCTION

1.1          Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“Additional Project Document” shall mean any material contract or agreement relating to the development, construction, testing, operation, maintenance, repair, financing or use of any Project entered into by Borrower with any other Person subsequent to the date of this Agreement (including any contract(s) or agreement(s) entered into in substitution for any Project Document that has been terminated in accordance with its terms or otherwise).

“Advance” means a Term Loan Advance.

“Advance Date” means the funding date of an Advance.

“Advance Request” means a request for an Advance submitted by Borrower to the Lender in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

[Signature Page to Loan and Security Agreement]

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this paragraph.  As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Schedule” means the following schedule of outstanding balances on all Advances as of certain dates:

Balance Test Date	Outstanding Balance of Advances
4/15/2017	$25,000,000
7/15/2017	$24,894,220
10/15/2017	$22,036,152
1/15/2018	$18,979,975
4/15/2018	$18,788,685
7/15/2018	$18,354,642
10/15/2018	$13,586,116
1/15/2019	$10,010,430
4/15/2019	$9,020,719
7/15/2019	$8,028,573
10/15/2019	$3,148,369
1/15/2020	$0

“Applicable Margin” means 6.00%.

“Assignee” has the meaning given to it in Section 11.13.

“Balance Test Date” means a Balance Test Date set forth in the definition of “Amortization Schedule”.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” means the hours between 9:00 a.m. — 4:00 p.m., Eastern time, Monday through Friday, other than the following days: New Year’s Day, Dr. Martin Luther King, Jr. Day, Lincoln’s Birthday, Washington’s Birthday (celebrated on President’s Day), Memorial Day, the day before and Independence Day, Labor Day, Columbus Day, Election Day, Veterans’ Day, the day before and after Thanksgiving Day, Christmas Eve and Christmas Day and New Year’s Eve and any other day on which banks are required or authorized by law to close in New York State.  For purposes hereof, if any day listed above as a day on which Lender is closed falls on a Sunday, such day is celebrated on the following Monday.

“Cash” means all cash, cash equivalents and liquid funds.

“Change in Control” means (a) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity, or (b) any “change in control,” “change of control” or similar definition or provision in any Material Financing Agreement (Covenant).

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Closing Fee” means Three Hundred Twelve Thousand Five Hundred Dollars ($312,500).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the property described in Section 3.

“Common Stock” means the Common Stock of the Borrower.

“Confidential Information” has the meaning given to it in Section 11.12.

“Confirmation” means any Maintenance Services Confirmation in respect of a Specified Customer Agreement and any Staffing Confirmation in respect of any such Maintenance Services Confirmation.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation, in each case of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all net obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Credit Default Swap Index Coupon” means for any day during an Interest Period, the rate determined by the Lender on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the coupon quoted by Markit Group Limited, reflected in basis points, on such date for the CDX North American High Yield Sub-Index for “B” Rated Credits.

“Default Rate” means, with respect to the Advances, the interest rate per annum equal to the Term Loan Interest Rate plus five percent (5%) per annum.

“Deployment Commitment” means Borrower’s commitment to (a) enter into contracts with customers for the delivery of, (b) deliver to customers, and (c) place into service with customers (collectively “deploy”, with “deployment” having a correlative meaning) 1300 GenDrive units located (or to be located, as the case may be) in the State of New York during the period commencing on the Closing Date and ending on the Term Loan Maturity Date.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit that is not evidenced by an instrument.

“Designated Competitor” means any Person identified in writing by Borrower to the Lender and acknowledged in writing by the Lender.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Employment Commitment” means Borrower’s commitment to add each year 33 full-time employees to the number of its full-time employees employed in the State of New York during the period commencing on the Closing Date and ending on the Term Loan Maturity Date; provided that the number required to be added in any year shall be prorated for any year that is not a full year.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Release Amount” means the amount of cash collateral released from the Project Restricted Accounts, in aggregate, as set forth under the Escrow Release Schedule.

“Escrow Release Schedule” means that certain release schedule attached hereto as Schedule 5.18.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, and (c) Taxes attributable to the Lender’s failure to comply with Section 2.10(e).

“Existing Agent” means Hercules Capital, Inc., a Maryland corporation.

“Existing Loan Agreement” means that certain Loan and Security Agreement dated as of June 27, 2016, as the same may be amended, restated or modified from time to time, by and among the Borrower, the Existing Agent and the lenders party thereto.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States of America.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“GenDrive” means Plug Power’s product line composed of a hydrogen fueled PEM fuel cell system used to provide power to material handling vehicles.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision or any court, agency, authority, department, commission, board, bureau or instrumentality thereof, or central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means any substances or materials (i) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any applicable Environmental Law, (ii) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (iii) the presence of which require investigation or remediation under any applicable Environmental Law, (iv) the discharge, emission or release of which requires a permit or license under any applicable Environmental Law, (v) which are found by a court of competent jurisdiction to constitute a nuisance or a trespass to neighboring properties or found by any Governmental Authority of competent jurisdiction to pose a health or safety hazard to Persons, (vi) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance of the type listed in any other part of this definition, or (vii) which contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas in percentages or at levels which make them subject to applicable Environmental Laws.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one hundred twenty (120) days), including reimbursement and other obligations with respect to surety bonds and letters of credit,

(b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Period” means, with respect to any Advance, the period commencing on the date of such Advance and ending on the last day of the calendar quarter that includes the date of such Advance and each subsequent period commencing on the first day of the next calendar quarter and ending on the last day of such calendar quarter, or, if earlier, the date on which the Loan and all other amounts due to Lender hereunder have been Paid in Full.  Interest shall accrue for each Interest Period from and including the first day of such Interest Period to and including the last day of such Interest Period.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“IP Security Agreement” means that certain Intellectual Property Security Agreement executed and delivered by Borrower to Lender and dated as of the Closing Date.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreements” means for each Qualified Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“Lender Account” means the account maintained for the benefit of Lender at Bank of America having the account number 483 043 612 687, or such other account at such other bank as to which the Lender shall notify the Borrower in writing.

“Letter of Direction” means an irrevocable direction letter directing Escrow Release Amounts from a financial institution listed on Schedule 5.18 to Lender

“LIBO Rate” means, for any day during an Interest Period, the rate determined by the Lender at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for one (1) month deposits in Dollars (as set forth by any service selected by the Lender that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the rate determined by the Lender by reference to a replacement index selected by Lender that Lender determines in good faith to reflect the rate available to Lender in the London Interbank Market for one (1) month deposits in Dollars for a period equal to such Interest Period; provided, further, that the LIBO Rate shall be at least 0.0% per annum.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the IP Security Agreement, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Maintenance Services” has the meaning given to it in the Master Agreement.

“Maintenance Services Confirmation” has the meaning given to it in the Master Agreement.

“Master Agreement” means that certain Master Agreement dated as of the date hereof, by and between ServiceCo and Plug Power.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Material Financing Agreement (Covenant)” means any instrument or agreement governing Indebtedness or any operating lease entered into in connection with any debt financing or similar sale-leaseback financing (including without limitation, any Project Financing

Agreement), in each case of Borrower or its Subsidiaries and in each case exceeding $3,000,000 in principal amount outstanding.

“Material Financing Agreement (Notice)” means any instrument or agreement governing Indebtedness or any operating lease entered into in connection with any debt financing or similar sale-leaseback financing (including without limitation, any Project Financing Agreement), in each case of Borrower or its Subsidiaries and in each case exceeding $1,000,000 in principal amount outstanding.

“Maximum Term Loan Amount” means Twenty-Five Million and No/100 Dollars ($25,000,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net income (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Net Loss” means negative Net Income.

“Note(s)” means a Term Note.

“NYSERDA” has the meaning given to it in the preamble to this Agreement.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Paid in Full” means (a) the payment in full in cash of the Advances and other Obligations, other than contingent indemnification obligations for which no claims have been asserted; (b) the termination of the Term Commitment, and (c) the release of any claims of the Borrowers against Lender arising on or before the Term Loan Maturity Date.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Permitted Indebtedness” means (i) Indebtedness of Borrower and its Subsidiaries  in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of (A) up to $200,000 outstanding at any time and (B) in addition to the Indebtedness in clause (A), incurred pursuant to sale-leaseback transactions for certain hydrogen tube trailers not to exceed $4,000,000, in each case secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit issued for the account of any Borrower or any of its Subsidiaries to support obligations of such Borrower or such Subsidiary under a Project Financing Agreement, provided that such reimbursement obligations (a) shall not exceed, in respect of any Project, the value of such Project and (b) shall be solely secured by Liens under clause (xiv)(A) of the definition of “Permitted Liens”; (viii) other Indebtedness in an amount not to exceed $1,200,000 at any time outstanding, (ix) intercompany Indebtedness as long as either (A) each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Qualified Subsidiary that has executed a Joinder Agreement or (B) such loans to all non-Qualified Subsidiaries does not exceed $600,000 in the aggregate following the Closing Date or such higher amount as the Lender may approve in writing; (x) guarantees of Indebtedness of a Borrower by any Borrower, provided such Indebtedness so guaranteed was otherwise permitted to be incurred hereunder; (xi) Indebtedness incurred or owed by Borrower or any SPE pursuant to Project Financing Agreements, to the extent constituting Indebtedness under GAAP, to finance or refinance the acquisition, development, construction, and operation of Projects; (xii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or consistent with past practice; (xiii) Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) including, without limitation, those incurred to secure health, safety and environmental obligations, in each case (a) provided in the ordinary course of business or consistent with past practice and (b) to the extent arising in a Project, recourse for, and any pledge of security granted in connection therein is limited solely to, the assets of such Project; (xiv) Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business; (xv) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; (xvi) endorsement of instruments or other payment items for deposit in the ordinary course of business; (xvii) all lease obligations associated with any Project incurred in connection with a sale-leaseback transaction entered into in respect of such Project as long as such obligations meet the requirements hereunder applicable to a Project Financing Agreement; (xviii) unsecured Indebtedness in the form of accrued but unpaid dividends pursuant to Permitted Series C Repurchases; (xix) Indebtedness in amounts and on terms approved by Lender in writing in its reasonable discretion; (xx) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased (other than for accrued interest and fees, if any) or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from existing or former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements and in connection with withholding taxes or stock option exercises in an aggregate amount not to exceed $2,400,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary (other than ServiceCo, provided that any such Investments in ServiceCo shall be solely in accordance with the Master Agreement); (vii) Investments consisting of loans involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed $1,200,000; (ix) Investments in Domestic Subsidiaries in aggregate amount not to exceed $600,000 per fiscal year and $1,800,000 in the aggregate (or such higher amounts as the Lender may approve in writing); (x) Investments in Foreign Subsidiaries in an aggregate amount not to exceed $1,200,000 per fiscal year and $3,600,000 in the aggregate (or such higher amounts as the Lender may approve in writing); (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $600,000 in the aggregate in any fiscal year; (xii) repurchase of stock pursuant to Permitted Series C Repurchases; (xiii) any Investments in an SPE, provided such Investment is permitted under clause (xii) of the definition of Permitted Transfers and (xiv) additional Investments that do not exceed $600,000 in the aggregate (or such higher amounts as the Lender may approve in writing).

“Permitted Liens” means (i) Liens of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on cash in Project Restricted Accounts, (B) security deposits in connection with real property leases in an aggregate amount not to exceed $900,000 or such greater amount as the Lender shall approve in writing and (C) Liens granted by Plug Power on the capital stock or equity of any SPE or on its rights under the Master Agreement with respect to any confirmation thereunder between it and any SPE; (xv) Liens on the assets of a Project and cash collateral (including pursuant to an SPE Project Financing) that secure (A) Indebtedness of a Borrower or an SPE in respect of such Project pursuant to a Project Financing Agreement relating to such Project and/or (B) reimbursement obligations relating to letters of credit supporting the Indebtedness of such Borrower under such Project Financing Agreement or (C) a non-recourse loan made to an SPE; provided that in each case the aggregate cash collateral pledged in respect of any Project shall not exceed the value of such Project; and provided further than any cash securing such Liens shall not be in addition to cash pledged in connection with such Project in any Project Restricted Account; (xvi) the filing of UCC (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; (xvii) Liens not otherwise permitted hereunder to the extent that the aggregate outstanding amount (or in the case of Indebtedness, the principal amount) of the obligations secured thereby at any time does not exceed $240,000 or such higher amount that the Lender approves in writing; (xviii) Liens of bailees in assets or properties held in a bailment arrangement in the ordinary course of business as permitted hereunder; (xix) utility and similar deposits in the ordinary course of business in an aggregate amount not to exceed $300,000 per year; and (xx) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xx) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness or a Project Financing Agreement being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase except as contemplated under clause (xix) of the definition of Permitted Indebtedness.

“Permitted Series C Repurchases” means all dividends, stock repurchases, and any other monetary payments, without duplication, required to be made pursuant to (i) the Series C Repurchase Agreement and (ii) the Series C Certificate of Designation, as in effect on the Closing Date, in an aggregate amount not to exceed $1,680,000.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business (including on an intercompany basis with (A) other Borrowers or (B) Hypulsion SAS (Plug Power Europe) in an amount not to exceed $1,200,000 per year), (ii) non-exclusive licenses and non-exclusive cross-licensing or similar arrangements for the use of Intellectual Property in the ordinary course of business, (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iv) the sale or issuance of any stock of Borrower permitted under this Agreement; (v) the use or transfer of Cash in the ordinary course of business in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (vi) Permitted Liens and Permitted Investments, in each case, to the extent considered transfers of assets or property, (vii) transfers of Equipment in connection with sale-leaseback transactions under Project Financing Agreements; (viii) sales or other dispositions among the Borrowers in the ordinary course of business for the fair market value of such assets and in every case in accordance with GAAP and applicable law, (ix) dispositions or sales of cash equivalents or other assets that were cash equivalents when the original Investment was made, in each case, (a) for the fair market value thereof and (b) so long as Lender has a perfected first priority security interest in all Proceeds thereof, (x) sales, discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof in the ordinary course of business, (xi) the sale, disposal, abandonment, cancellation or lapse of Intellectual Property rights, or any issuances or registrations, or applications for issuances or registrations, of any Intellectual Property rights, in each case, (a) done in the ordinary course of business and (b) which, in the reasonable good faith determination of the Borrower are uneconomical, or not material to the conduct of the business of the Borrower and/or its Subsidiaries, (xii) the transfer of assets to an SPE, provided such transfer of assets is structured as a true sale or otherwise is in an amount no greater than the amount reasonably necessary to allow an SPE to consummate an SPE Project Financing; and (xiii) other transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Plug Power” means Plug Power Inc., a Delaware corporation.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s Common Stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Project” means a fuel cell energy project that is subject to an Project Financing Agreement with respect to which there is a Project Restricted Account.

“Project Documents” means, for any Project: all material agreements and contracts relating to the acquisition, construction, development, ownership, operation and maintenance of such Project, in each case other than a Project Financing Agreement.

“Project Financing Agreement” means, for any Project, the material lease or financing documents that meet all of the following requirements:  (a) are entered into in the ordinary course of business by Borrower or any SPE and consistent with past practices or industry norms, (b) provide for the lease or non-recourse debt financing of such Project, (c) have terms, conditions and structures that are either (i) not materially adverse to the Lender relative to the Project Financing Agreements of Borrower that exist as of the Closing Date or (ii) approved in writing by the Lender, and (d) are secured solely with the assets of such Project or any other Project with the same Project Lender under Project Financing Agreement (including the Equipment comprising a Project, the power purchase agreements and other project finance documents that are entered into specifically in connection with a Project and the generation of power from a Project and cash proceeds thereof).

“Project Lender” means any lessor or lender party to a Project Financing Agreement.

“Project Restricted Accounts” means, with respect to any Project, the deposit account(s) and/or securities account(s) that have been established pursuant to or in connection with a Project Financing Agreement relating to such Project for the purpose of securing such Project Financing Agreements and collecting, allocating and distributing proceeds generated by such Project.  For the avoidance of doubt, Borrower shall comply with Section 7.14(b) with respect to any allocation or distribution of such proceeds.

“Qualified Subsidiary” means any direct or indirect Subsidiary (other than ServiceCo or any SPE) representing (a) individually, more than 5% of the consolidated assets or consolidated revenue of the Borrower and its Subsidiaries, on a consolidated basis and (b) collectively with all non-Qualified Subsidiaries, more than 10% of the consolidated assets or consolidated revenue of the Borrower and its Subsidiaries, on a consolidated basis; provided that only tangible assets (and no acquisition accounting for intangible assets) shall be used in the calculation of such Subsidiaries’ assets.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Repricing Event” shall mean (a) any prepayment or refinancing, in full, of the Advances with the incurrence of any long-term secured indebtedness that is (x) bank debt and (y) incurred for the primary purpose (as reasonably determined by Lender) of lowering the weighted average yield and (b) any amendment to this Agreement which reduces the yield applicable to the Advances (in each case, with the comparative determinations to give effect to (i) applicable margin, (ii) LIBOR floors and (iii) upfront fees or “original issue discount” paid with respect to such indebtedness, but in all cases, excluding arrangement, structuring, syndication or other fees paid in connection therewith); provided that in no event shall any prepayment, repayment or amendment of the Advances in connection with (1) any initial public offering, (2) any acquisition-related financing or (3) a “change of control” transaction constitute, in each case, a Repricing Event.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“SEQRA” means the State Environmental Quality Review Act, as amended from time to time.

“Series D Preferred Stock” means Borrower’s Series D Convertible Preferred Stock, par value $0.01 per share, issued under the Certificate of Designations of Series D Convertible Preferred Stock, as in effect on the Closing Date.

“ServiceCo” means Proton Services Inc., a Delaware corporation.

“SPE” means a subsidiary of Plug Power that is a bankruptcy-remote special purpose entity formed for the sole purpose of financing one or more Projects pursuant to an SPE Project Financing, provided, however that ServiceCo is not an SPE.

“SPE Project Financing” means the financing of a Project including (i) Project Financing Agreement of an SPE, provided that any such Loan is secured solely by the assets of such Project consistent with the definition of Project Financing Agreement, and (ii) the issuance of equity securities of such SPE.

“Specified Customer Agreements” means that certain Amended and Restated Power Purchase Agreement dated as of September 1, 2015, by and between Plug Power and Wal-Mart Stores East, LP, as amended as of the Closing Date.

“Staffing Confirmation” has the meaning given to it in the Master Agreement.

“Step-Up Interest” shall have the meaning assigned to such term in the definition of “Applicable Margin.”

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Supporting IP” shall have the meaning assigned to such term in the Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means the obligation of the Lender to make a Term Loan Advance to the Borrower in a principal amount not to exceed $25,000,000.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means, during each Interest Period applicable thereto, the interest rate per annum equal to the sum of (a) the LIBO Rate for such Interest Period, (b) the Credit Default Swap Index Coupon; and (c) the Applicable Margin.

“Term Loan Maturity Date” means December 23, 2019.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Withholding Agent” means the Borrower and the Lender.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2.  THE LOAN

2.1          [RESERVED].

2.2          Term Loan.

(a)           Advance.  Subject to the terms and conditions of this Agreement, Lender will make a single Term Loan Advance in an amount not to exceed the Maximum Term Loan Amount on the Closing Date.

(b)           Advance Request.  To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least one (1) Business Day before the Closing Date) to Lender.  Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent set forth in Section 2.2(a) and Article 4 and applicable to the Term Loan Advance is satisfied as of the requested Advance Date.

(c)           Interest.  Term Loan Interest Rate.  The outstanding principal balance of the Term Loan Advances shall bear interest thereon from the Advance Date pertaining thereto at the Term Loan Interest Rate.  Interest on the outstanding principal balance of each Term Loan Advance shall be calculated daily on the basis of a 360-day year and actual days elapsed.  All accrued and unpaid interest on all outstanding Advances for each Interest Period shall be paid in arrears on each Payment Date.

(d)           Payment.  Payments in the amounts of the Escrow Release Amounts shall be due and payable, and shall be paid directly, to the Lender at the Lender Account on the last Business Day of each calendar quarter (each a “Payment Date”) as set forth on the Escrow Release Schedule, and shall be applied as follows: first, to pay any fees, costs or expenses then due and payable to the Lender under the Loan Documents, second, to pay all accrued and unpaid interest on the outstanding principal amount of all Term Loan Advances, and third, to the outstanding principal amount of all Term Loan Advances until the Loan (including any payment pursuant to Section 2.7) is Paid In Full.

(e)           Notwithstanding anything to the contrary, commencing January 2, 2017, any cash collateral released from any Restricted Project Account shall be paid directly to the Lender within one

Business Day of such release at the Lender Account and shall be applied (in order of occurrence) to reduce the Escrow Release Amounts set forth on the Escrow Release Schedule and shall be applied to the Obligations in the priority set forth in Section 2.2(d), above.  Without limiting the foregoing, the then outstanding principal balance of all Advances, and all accrued but unpaid interest thereunder, and any and all other Secured Obligations under the Loan Documents shall in any event be due and payable on Term Loan Maturity Date.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense except as otherwise required by law.

(f)            If the Escrow Release Amounts paid directly to the Lender on or prior to a Payment Date are insufficient to pay (i) any fees, costs or expenses then due and payable on such Payment Date and (ii) all accrued but unpaid interest due and payable on such Payment, then Borrower shall have the right to pay in cash any amounts owing under clauses (i) and (ii) above within five (5) Business Days after such Payment Date.

2.3          Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows:  first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, reasonable documented out-of-pocket costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4          Default Interest.  Upon the occurrence and during the continuation of an Event of Default hereunder, all outstanding Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at the Default Rate.  In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5          Prepayment.  At its option upon at least seven (7) Business Days prior notice to Lender, Borrower may prepay in whole or in part the outstanding Advances by paying the entire outstanding principal balance (or a portion thereof) and all accrued and unpaid interest thereon, together with, in connection with any Repricing Event occurring on or prior to the date that is twelve (12) months after the Closing Date, a prepayment charge equal to 1.00% of the Advance amount being prepaid (a “Prepayment Charge”).  Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Notwithstanding the foregoing, Lender agrees to waive the Prepayment Charge if Lender (in its sole, absolute and unfettered discretion) agrees in writing to refinance the Advances prior to the Term Loan Maturity Date.

2.6          Administrative Fee.  On the Closing Date, and on each anniversary thereof prior to the Term Loan Maturity Date, the Borrower shall pay to Lender an Administrative Fee in the amount of $10,000.

2.7          Borrower Commitment Surcharge. On the Term Loan Maturity Date, if Borrower fails to achieve the Deployment Commitment or the Employment Commitment, Borrower will pay the amounts listed below corresponding to the percentage of the Deployment Commitment or Employment Commitment, as applicable, that Borrower has achieved.

Percentage of Deployment Commitment Achieved	Borrower Commitment Surcharge
0%	$500,000
0% < x < 20%	$450,000
20% < x < 40%	$400,000
40% < x < 60%	$350,000
60% < x < 80%	$300,000
80% < x < 100%	$250,000
100% or greater	$0

Percentage of Employment Commitment Achieved	Borrower Commitment Surcharge
0%	$500,000
0% < x < 20%	$450,000
20% < x < 40%	$400,000
40% < x < 60%	$350,000
60% < x < 80%	$300,000
80% < x < 100%	$250,000
100% or greater	$0

2.8          Notes.  The Loan made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business.  The accounts and records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lender to the Borrower and the interest and payments thereon. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.9          [RESERVED].

2.10        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant

Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.10, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)           Status of Lender.

(i)            Upon Borrower’s request, Lender shall deliver to Borrower such properly completed and executed documentation reasonably requested by Borrower as will permit payments to be made under the Loan Documents without withholding or at a reduced rate of withholding.  In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.10(e) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)           Without limiting the generality of the foregoing, the Lender shall deliver to Borrower on or prior to the date on which the Lender makes the initial Term Loan Advance under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Lender), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax.

(f)            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)           Survival.  Each party’s obligations under this Section 2.10 shall survive the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.  SECURITY INTEREST

3.1          As security for the prompt and complete payment when due (whether on the Payment Dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”):  (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Lender; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2          Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, nor anything else in any of the Loan Documents, the Collateral shall not include (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock of any Foreign Subsidiary (or of any holding company, substantially all the assets of which consist directly or indirectly of securities of one or more Foreign Subsidiaries) which shares entitle the holder thereof to vote for directors or any other matter, (b) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, (c) any permits, state or local franchises, charters, authorizations or licenses issued to any Borrower as the holder or licensee thereof, or any Project Financing Agreement to which any Borrower or any SPE is lessee thereof (and solely any equipment leased under such leases or another Project Financing Agreement with the same Project Lender, if such

Project Financing Agreement so provides), or any other contracts or other agreements to which any Borrower or any SPE is a party (including, without limitation, any Project Financing Agreement with any of Manufacturer and Traders Trust Company, BB&T EFC Energy, LLC, Wells Fargo Equipment Finance, Inc., Generate Capital, Inc. and PNC Energy Capital LLC or their respective Affiliates) and any equipment or other property subject thereto, now existing or entered into in the future, in each case only (x) to the extent and for so long as the terms of such permit, franchise, charter, authorization, license, lease, contract or other agreement effectively (after giving effect to Sections 9-406 through 9-409, inclusive, of the UCC in the applicable state (or any successor provision or provisions) or any other applicable laws) prohibits the creation by such Borrower of a security interest in such permit, license, lease, contract or other agreement or any equipment or other property subject thereto in favor of the Lender or would result in an effective invalidation, termination or breach of the terms of any such permit, license, lease, contract or other agreement (after giving effect to Sections 9-406 through 9-409, inclusive, of the UCC in the applicable state (or any successor provision or provisions) or any other applicable laws), in each case unless and until any required consents are obtained and (y) solely to the extent of the underlying obligations secured thereby; provided that if and when the prohibition which prevents the granting of a Lien is removed, terminated or otherwise becomes unenforceable as a matter of law (including, without limitation, the termination of any such security interest resulting from the satisfaction of the obligations secured thereby), and notwithstanding any previous release of Lien provided by the Lender requested in connection with respect to any such obligations, the Collateral will be deemed to include, and at all times to have included, such permits, state or local franchises, charters, authorizations, licenses, leases, contracts or other agreements without further action or notice by any Person, (d) any capital stock or other equity interest of any SPE, (e) any equipment securing purchase money indebtedness or Indebtedness relating to capital leases if the granting of a Lien to any third party is prohibited by the agreement(s) setting forth the terms and conditions applicable to such Indebtedness, but only if such Indebtedness and the Liens securing the same are permitted by this Agreement, provided that if and when the prohibition which prevents the granting of a Lien in any such equipment is removed, terminated or otherwise becomes unenforceable as a matter of law (including, without limitation, the termination of any such security interest resulting from the satisfaction of the Indebtedness secured thereby), and notwithstanding any previous release of Lien provided by the Lender requested in connection with respect to any such Indebtedness, the Collateral will be deemed to include, and at all times shall have included, such equipment without further action or notice by any Person; and (f) any Deposit Accounts that constitute Project Restricted Accounts, but only so long as such Project Restricted Accounts are prohibited from being pledged to the Lender pursuant to the applicable Project Financing Agreement.

3.3          Lender agrees that the security interest granted in Section 3.1 shall continue until the Secured Obligations (other than contingent indemnification or reimbursement obligations that are not yet due and payable) have been paid in full and Lender has no further commitment or obligation hereunder or under the other Loan Documents to make any further Advances, at which time Lender shall promptly terminate the security interest and, at Borrower’s expense, take all actions reasonably requested by Borrower to evidence such termination, including the prompt return of any possessory collateral held by Lender.

SECTION 4.  CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1          Initial Advance.  On or prior to the Closing Date:

(a)           Borrower shall have delivered to the Lender the following:

(i)           executed copies of the Loan Documents, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by the Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of the Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to the Lender;

(ii)          certified copy of resolutions of Borrower’s board of directors or other governing body evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(iii)         certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(iv)        a secretary’s certificate as to incumbency;

(v)         a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(vi)        payment of the Closing Fee and reimbursement of the Lender’s current expenses reimbursable pursuant to this Agreement and which have been invoiced to Borrower prior to the date hereof;

(vii)       evidence of the funds in the Project Restricted Accounts in the amount of $64,000,000 as of Closing Date;

(viii)      a closing certificate duly executed by Borrowers’ Chief Financial Officer certifying that since December 31, 2015, no event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect has occurred;

(ix)        executed copy of a payoff letter in form and substance reasonably satisfactory to Lender from the Existing Agent with respect to the payoff of, and release of all security interests securing, the Indebtedness owed under the Existing Loan Agreement on or prior to the Closing Date; and

(x)         all Specified Customer Agreements.

(b)           ServiceCo shall have been duly formed and organized and the Master Agreement shall have been executed by the parties thereto.

(c)           Borrower shall have sent Letters of Direction directing the Escrow Release Amounts from each of the banks listed on Schedule 5.18 to Lender;

(d)           Certification from the Borrower that it is in compliance with the provisions applicable to it under SEQRA as of the date of the initial Advance.

4.2          All Advances.  Without duplicating any delivery under Section 4.1, above, on each Advance Date:

(a)           The Lender shall have received (i) an Advance Request for the Advance as required by Section 2.2(b) duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.

(b)           The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)           Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after the Advance no Event of Default shall have occurred and be continuing.

(d)           Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3          No Default.  As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default; and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.4          Post-Closing Conditions.

(a)           Within thirty (30) days of the Closing Date, Borrower shall have received countersigned copies of the Letters of Direction sent to M&T Bank and BB&T EFC Energy, LLC.

(b)           Within ninety (90) days of the Closing Date, Borrower shall have received countersigned copies of the Letters of Direction sent to SunTrust Bank and PNC Energy Capital, LLC.

(c)           Within thirty (30) days of the Closing Date, Borrower shall have delivered to Lender (i) all Account Control Agreements required hereunder and (ii) a legal opinion of Borrower’s counsel reasonably satisfactory to Lender with respect to such Account Control Agreements.

(d)           Borrower shall use commercially reasonable efforts to deliver to Lender as soon as practicable and no later than March 1, 2017, (i) a collateral access agreement executed by 968 Albany Shaker Road Associates, LLC, with respect to the premises located at 968 Albany Shaker Road, Latham, NY 12110 and (ii) a collateral access agreement executed by Park SPE, LLC, with respect to the premises located at 15913 E. Euclid Avenue, Spokane WA 99216.

(e)           Borrower shall use commercially reasonable efforts to deliver to Lender as soon as practicable and no later than March 1, 2017, a bailee letter executed by Stone Management, with respect to the premises located at 2622 7th Avenue #1, Watervliet, NY 12189.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1          Corporate Status.  Borrower is a corporation, limited liability company or limited partnership duly organized, legally existing and in good standing under the laws of its state of jurisdiction, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.  Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2          Collateral.  Borrower owns the Collateral, free of all Liens, except for Permitted Liens.  Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3          Consents.  Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate in any material respect any contract or agreement or require the consent or approval of any other Person which has not already been obtained, including for the avoidance of doubt, any counterparty of Borrower under a Material Financing Agreement (Notice).  The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4          Material Adverse Effect.  No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5          Actions Before Governmental Authorities.  There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6          Laws.

(a)           Borrower is not in violation of any law, rule or regulation (including Environmental Laws), or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  No event of default or event that with the passage of time could result in an event of default exists under any Project Documents, Material Financing Agreement (Covenant) or the Series C Repurchase Agreement or Series C Certificate of Designation.  In addition, to the knowledge of Borrower with respect to any Person other than Borrower or its Subsidiaries, no event of default or event that with the passage of time would result in an event of default exists under any provision of the Project Documents, the Series C Repurchase Agreement, or any other agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound that default is reasonably be expected to result in a Material Adverse Effect.  Borrower, its Affiliates and, to the knowledge of the Borrower and its Affiliates, any agent or other party acting on behalf of Borrower or its Affiliates are in compliance with all applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations, and none of the funds to be provided under this Agreement will be used, directly or indirectly, for any activities in violation of such laws and regulations.

(b)           There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which could reasonably be expected to interfere with or prevent continued material compliance, or which could reasonably be expected to give rise to any common law or statutory liability, under, relating to or in connection with any Environmental Law, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation under applicable law based on or related to the manufacture, processing, distribution, use, treatment, storage, transport or handling, or the release or threatened release into the environment, of any Hazardous Material with respect to any Borrower or their respective Subsidiaries, or any of their respective businesses, in each case that could reasonably be expected to have a Material Adverse Effect.

(c)           Borrower and its Subsidiaries (i) are in compliance with any and all applicable Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect on Borrower and its Subsidiaries, taken as a whole. Borrower and its Subsidiaries are not aware of any existing liabilities concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a Material Adverse Effect on the capital expenditures, earnings or competitive position of Borrower and its Subsidiaries. To the knowledge of Borrower, no property which is or has been owned, leased, used, operated or occupied by Borrower or its Subsidiaries has been designated as a Superfund site pursuant to the Comprehensive Environmental Response, Compensation of Liability Act of 1980, as amended (42 U.S.C. Section 9601, et. seq.), or otherwise designated as a contaminated sit under applicable state or local law. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect on Borrower and its Subsidiaries, taken as a whole.

5.7          Information Correct and Current.  No information, report, Advance Request, financial statement, certificate, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized and that actual results may differ materially).

5.8          Tax Matters.  Except as described on Schedule 5.8 and except those being contested in good faith with adequate reserves under GAAP, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any, (including any taxes being contested in good faith and by appropriate proceedings), in each case in excess of $180,000 and as to which adequate reserves (determined in accordance with GAAP) have been established.

5.9          Intellectual Property Claims.  Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business.  Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made in writing to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in breach thereof or has failed to perform any obligations thereunder, except as would not reasonably be expected to result in a Material Adverse Effect.

5.10        Intellectual Property.  Except as described on Schedule 5.10, Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower.  Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee.

5.11        Borrower Products.  Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products.  Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim.  Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products (in each case, other than the Supporting IP) infringes the Intellectual Property or other rights of others. Neither Borrower’s nor ServiceCo’s use of the Supporting IP infringes the Intellectual Property or rights of others.

5.12        Financial Accounts.  Exhibit E, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, the complete account number therefor, and whether and to what extent such account is restricted and not subject to the Lien of Lender under this Agreement.

5.13        Employee Loans.  Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party, other than as permitted under clause (viii) of the definition of “Permitted Investments”.

5.14        Capitalization and Subsidiaries.  Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto.  Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.15        Investment Company Act; Public Utility Holding Company Act; Federal Power Act.  Borrower and its Subsidiaries are not required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by Borrower of any of the Loan Documents to which it is a party, or the issuance of any Note, violates any provisions of such Act or requires any consent, approval, or authorization of, or registration with, any Governmental Authority pursuant to any of the provisions of such Act.  Borrower and its Subsidiaries are not (i) a “holding company” or a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (ii) a “public utility,” as such term is defined in the Federal Power Act, as amended, or (iii) subject to regulation as a “retail electricity supplier,” an “electric supplier” or a “public utility” under the laws of any state or jurisdiction.

5.16        Project Financing Arrangements. Attached hereto as Schedule 5.16 is a true, complete and correct list of Borrower’s Projects, including (i) a description of each such Project; (ii) a list of the material Project Documents to which any Borrower is a party or otherwise relating to each such Project;

(iii) all Indebtedness and leasehold obligations owing by Borrower under any Material Financing Agreement (Notice); (iv) a list of all Material Financing Agreements (Notice); and (v) a list and description of all Project Restricted Accounts by Borrower or its lender, lessor or collateral agent in connection with the Indebtedness or lease financing of such Project. With respect to each Project:

(a)           The Material Financing Agreements (Notice) listed on Schedule 5.16 have been duly and validly executed and delivered by the parties thereto, are in full force and effect and have not been amended, modified, supplemented or terminated, except as expressly set forth on Schedule 5.16.  The copies of all Material Financing Documents provided to the Lender by Borrower are true, correct and complete in all material respects.

(b)           There exists no uncured breach or default under any Project Document or any Material Financing Agreement (Notice), and no party to any Project Document or any Material Financing Agreement (Notice) has the right to terminate any such Project Document or Material Financing Agreement (Notice), or otherwise accelerate the maturity of any payments due thereunder.

(c)           The Escrow Amount set forth for each Project Restricted Account listed on Schedule 5.16 is true and accurate as of the date hereof.

5.17        ServiceCo.  ServiceCo owns or has valid rights to all of the Intellectual Property, inventory and other assets reasonably required for it to perform its obligations under the Master Agreement and each Confirmation entered into by the parties thereto for the entire term thereof

5.18        Escrow Release Schedule.  Attached hereto as Schedule 5.18 is a true, correct and complete Escrow Release Schedule that sets forth, on a quarterly basis, the amounts scheduled to be distributed or paid to Borrower from the Project Restricted Account for each Project as in existence on the date hereof, assuming that Borrower meets its current revenue and expense projections for each such Project.

SECTION 6.  INSURANCE; INDEMNIFICATION

6.1          Coverage.  Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3.  Borrower must maintain a minimum of $1,000,000 of commercial general liability insurance for each occurrence.  So long as there are any Secured Obligations outstanding (other than inchoate indemnification or reimbursement obligations r other obligations which, by their terms, survive termination of this Agreement), Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2          Certificates.  Borrower shall deliver to Lender within 30 days following the Closing Date, certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  Borrower’s insurance certificate shall state Lender (shown as “NY Green Bank, a division of the New York State Energy Research & Development Authority”) is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance; provided that such endorsements shall be delivered to Lender no more than 45 days after the Closing Date, or such later date as the Lender shall determine in its reasonable discretion.

6.3          Indemnity.  Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, advisors, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, reasonable documented costs and expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort and claims, costs, expenses, damages and liabilities arising from Environmental Laws and/or Hazardous Substances), including reasonable documented attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, provided that the foregoing indemnity shall not apply to (i) Liabilities to the extent they (A) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, willful misconduct or bad faith of the applicable Indemnified Party, or (B) result from a claim brought by Borrower against an Indemnified Party for a material breach of such Indemnified Party’s obligations under this Agreement or any other Loan Document if Borrower has obtained a final and non-appealable judgment in its favor on such claims as determined by a court of competent jurisdiction, (ii) any settlement entered into by such Indemnified Party without Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) any disputes solely among the Indemnified Parties and not arising out of or in connection with any act or omission of Borrower or its Subsidiaries. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.  In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.

SECTION 7.  COVENANTS OF BORROWER

Borrower agrees as follows:

7.1          Financial Reports.  Borrower shall furnish to the Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)           as soon as practicable (and in any event within 30 days) after the end of each month (or within 45 days after the end of a month that coincides with the end of a calendar quarter), unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)                                 as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments

(c)                                  as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to the Lender, accompanied by any management report from such accountants delivered to Borrower;

(d)                                 as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e)                                  as soon as practicable (and in any event within 30 days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f)                                   promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made generally available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange;

(g)                                  at Lender’s request, copies of all notices, minutes, consents and other materials that Borrower provides to its directors in connection with meetings of the Board of Directors, provided that in all cases Borrower may exclude confidential compensation information, any attorney-client privileged information and any information that may raise a conflict of interest with respect to Lender; and

(h)                                 financial and business projections promptly following their approval by Borrower’s Board of Directors, and in any event, within 30 days after to the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Lender.

Borrower shall not (without the consent of Lender, such consent not to be unreasonably withheld or delayed), make any material change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via email to the Lender at financeops@greenbank.ny.gov.  All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financeops@greenbank.ny.gov with a copy to amy.mccartin@greenbank.ny.gov.

Notwithstanding the foregoing, documents required to be delivered pursuant to the Sections 7.1(b) and 7.1(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at Borrower’s website address or on which such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov.

7.2                               Performance Reports.  As soon as practicable (and in any event, within 30 days) after the end of each calendar quarter, Borrower shall furnish to Lender the reports set forth below in form and substance reasonably acceptable to the Lender:

(a)                                 a report on the uptime availability performance of all Projects under each of the Specified Customer Agreements;

(b)                                 a report on:

(i)                                     hydrogen fuel usage of hydrogen fueling systems;

(ii)                                  mean-time-between-failure and mean-time to repair failures on power units;

(iii)                               the then-current installed base of power units and fueling systems (including installation date, number and type of power units and fueling systems, location of power units and fueling systems, counterparty and technology replaced) and servicer reports;

(c)                                  a report on Borrower’s progress with respect to the Deployment Commitment and the Employment Commitment; and

(d)                                 a report on then-current greenhouse gas emissions reduction with respect to the next additional 1300 Gen Drive units deployed in New York State.

7.3                               Deployment Verification.  Borrower shall use commercially reasonable efforts to procure the right for the Lender accompanied by a representative of Borrower to come upon the premises of sites in New York State where additional Gen Drive units are deployed in fulfillment of the Deployment Commitment in order to verify such deployment.  The Lender’s right to verify such deployment at such sites shall be at reasonable intervals and subject to reasonable restrictions relating to advanced notice, time of day, compliance with security procedures and interference with business operations.

7.4                               Performance of Contracts.  Borrower shall perform its obligations under the Project Documents and the Material Financing Agreements (Covenant).  Borrower shall cause ServiceCo to perform its obligations under the Master Agreement and the confirmations thereunder in accordance with the terms thereof.

7.5                               Further Assurances.  Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral (subject to Permitted Liens) as Lender may reasonably request from time to time; provided that, notwithstanding any other provision of this Agreement, at no time shall leasehold mortgages be required.  Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary and that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby in accordance with the Loan Documents.  In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC) without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower.  Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

7.6                               Indebtedness; Project Financing Agreements.  Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any material Indebtedness or any material obligations under an Project Financing Agreement or take any actions which impose on Borrower an obligation to prepay any Indebtedness or any Project Financing Agreement, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness or obligations under any Project Financing Agreement pursuant to its then applicable payment or rent schedule or (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower.

7.7                               Collateral.  Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any known legal process affecting the Collateral, such other property and assets, in each case, with a value in excess of $250,000, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property.  Borrower shall not agree with any Person other than Lender not to encumber its property (other than holders of Permitted Liens). Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided, however, that there shall be no liens whatsoever on Intellectual Property), and shall give Lender prompt written notice of any known legal process affecting such Subsidiary’s assets with a value in excess of $250,000.

7.8                               Investments.  Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.9                               Distributions.  Borrower shall not, and shall not allow any Subsidiary to (a) repurchase or redeem any class of stock or other equity interest other than (i) pursuant to employee, director or consultant repurchase plans, employee stock option plans, the Series C Repurchase Agreement (subject to, for the avoidance of doubt, the specified cumulative limit in the definition “Permitted Series C Repurchases”),  or agreements entered into in the ordinary course of business, or other similar agreements or in connection with withholding taxes (including in connection with restricted stock agreements) incurred solely in connection with the foregoing, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest (other than the net exercise of any stock options), or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that (i) a Subsidiary may pay dividends or make distributions to Borrower and (ii) so long as no Event of Default has occurred and is continuing, Borrower may pay cash dividends pursuant to Permitted Series C Repurchases (subject to, for the avoidance of doubt, the cumulative limit indicated in such definition), or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate outstanding other than Permitted Investments or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate; provided that notwithstanding clauses (a) and (b) above, so long as no Event of Default has occurred and is continuing, Borrower may repurchase and redeem (including for cash or for shares of common stock of Plug Power), and may make cash payments with respect to, the Series D Preferred Stock, in each case, so long as such cash payments do not to exceed $20,000,000 in the aggregate (or such higher amounts as the Lender may approve in writing).

7.10                        Transfers.  Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets or in any material portion of the assets of any Project.

7.11                        Mergers or Acquisitions.  Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.12                        Taxes.  Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom.  Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral.  Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.13                        Corporate Changes.  Neither Borrower nor any Qualified Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender.  Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) in the case of any Domestic Subsidiaries, such relocation shall be within the United States of America.  Neither Borrower nor any Qualified Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having a value of up to $250,000 in any fiscal year in each customer site, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States of America and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.14                        Deposit Accounts.

(a)                                 Subject to Section 4.4, neither Borrower nor any Qualified Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property (other than, in each case, any Project Restricted Accounts or other Deposit Accounts excluded pursuant to Section 3.2), except with respect to which Lender has an Account Control Agreement.

(b)                                 All released funds (either cash, cash equivalents or investment securities) in a Project Restricted Account or other Deposit Accounts excluded pursuant to Section 3.2 shall, immediately upon release (either by law or contract), (A) in the case of Escrow Release Amounts, be directed pursuant to a letter of direction to Lender at the Lender Account, and (B) in the case of all other released amounts, shall be deposited in an account subject to an Account Control Agreement in favor of Lender (provided that if such released funds are released to an SPE such SPE shall promptly distribute such released amounts to Borrower (to an account subject to an Account Control Agreement) to the extent such SPE is permitted to do so under the documentation of its SPE Project Financing.  For the avoidance of doubt, funds will be considered released (i) if the Borrower is the title owner of the relevant account, when such funds are no longer required to serve as collateral pursuant to the same Project Financing Agreement and (ii) if a Project Lender or other Person is the title owner of the relevant account, when such Project Lender or other Person has delivered such funds to the Borrower.  Furthermore, no funds used as collateral for, or otherwise restricted with respect to, one Project Financing Agreement shall be used as collateral for any other Project Financing Agreement, unless such cross-collateralization shall be pursuant to an SPE Project Financing permitted hereunder and disclosed in writing to Lender.

(c)                                  Promptly, and in any event within three (3) Business Days following maturity, satisfaction or termination of any Project Financing Agreement, all funds in each Project Restricted Account or other Deposit Accounts excluded pursuant to Section 3.2 associated with such Project Financing Agreement shall be transferred to an account subject to an Account Control Agreement in favor of Lender.

(d)                                 If, at any time, the aggregate amount of cash held in any Silicon Valley Bank deposit or securities account exceeds $200,000, Borrower shall transfer such funds in excess of $200,000 within five (5) Business Days to an account held at M&T Bank or Wilmington Trust, in either case, subject to an Account Control Agreement.

7.15                        Joinders.

(a)                                 Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Qualified Subsidiary to execute and deliver to Lender a Joinder Agreement.

(b)                                 Upon any existing Subsidiary becoming a Qualified Subsidiary as required in Section 7.13(a) (a) such Subsidiary shall take all actions and steps required by Lender in order to perfect Lender’s security interest in such Subsidiary’s assets, including without limitation all such steps under any local laws, and (b) notwithstanding Section 3.2 to the contrary, Borrower or any other Subsidiary of Borrower shall grant Lender 100% of all outstanding shares of capital stock of such new Qualified Subsidiary or any Subsidiary that directly or indirectly holds securities of such new Qualified Subsidiary.

7.16                        Foreign Subsidiary Voting Rights.  Borrower shall not, and shall not permit any Subsidiary, to amend or modify any governing document of any Foreign Subsidiary of Borrower or of any entity solely holding the equity interests of any Foreign Subsidiary of Borrower the effect of which is to require a vote of greater than 50.1% of the equity interests or voting rights of such entity for any decision or action of such entity.

7.17                        Project Documents.  Borrower shall not amend, modify or waive any provision or term of any Project Document or any Material Financing Agreement (Covenant), in a manner materially adverse to Lender.

7.18                        Notification of Event of Default.  Borrower shall notify Lender promptly and in any case within three (3) Business Days of Borrower obtaining knowledge of the occurrence of any Event of Default, and any termination, default or event of default or any allegation or notice thereof under any Project Document, Material Financing Agreement (Notice) or under any subordination agreement.

7.19                        Use of Term Loan Proceeds.  The proceeds of the Term Loans shall be used for the development, manufacture, marketing, sales, delivery, monitoring, servicing and support of fuel cell systems and hydrogen infrastructure to be deployed in part in the State of New York and related administration and similar activities, to support in part the growth of jobs in the State of New York and indirectly in part for the purposes of reducing greenhouse gas emissions in New York and for the payment of fees and transaction costs in connection with this Agreement.

7.20                        Step-In Rights. (a) If an Event of Default has occurred and is continuing under Section 9.5 below or (b) Plug Power’s failure to perform in any material respect the servicing requirements for fuel cell systems under any Specified Customer Agreements, which failure would entitle the customer thereunder to terminate such Specified Customer Agreement, replace Borrower or to withhold the payment of any material amount payable by such customer to the Borrower under such Specified Customer Agreement, then the Lender shall have, with respect to the relevant Specified Customer Agreement, the right to exercise its rights thereunder and under the Loan Documents to cause ServiceCo to be substituted for and to replace Borrower in performing Plug Power’s Maintenance Services under such Specified Customer Agreement.

7.21                        Audit.  Borrower shall permit the representatives of Lender, at the expense of Borrower, from time to time during normal business hours upon reasonable notice, to (a) visit and inspect Borrower’s offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine and/or audit all of Borrower’s books of account, records, reports and other papers related to the Advances, provided, that, unless an Event of Default is then continuing, the Borrower shall only be required to reimburse the expenses of Lender’s representatives for two (2) such visits in any calendar year, (b) make copies and extracts therefrom, and (c) discuss Borrower’s business, operations, prospects, properties, assets, liabilities, condition with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing), provided, that Lender shall provide Borrower with notice at least two (2) Business Days prior to first initiating any such communication under this clause (c), and Borrower shall have the opportunity to be present for such communication, provided, further, that no such notice shall be required at any time during the existence of a Default or an Event of Default with respect to Borrower and provided, further, that any such communication between Lender, as the case may be, and Borrower’s independent public accountants pursuant to this Section 7.21 shall occur at any time during the existence of a Default or Event of Default and otherwise, up to two (2) times in any calendar year. Borrower shall cause Borrower’s officers to meet with Lender at least once per quarter, if requested by Lender (which meeting may take place telephonically if requested by Lender), to review Borrower’s operations, prospects, properties, assets, liabilities and condition.

SECTION 8.  [RESERVED]

SECTION 9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1                               Payments.  Borrower fails to pay (i) any payment of principal or interest due under this Agreement on the due date or (ii) any other payment due on the Secured Obligations hereunder within ten (10) Business Days; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2                               Covenants.  Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.17 and 7.19), any other Loan Document or any other agreement among Borrower and Lender, such default continues for more than fifteen (15) Business Days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.17 and 7.19, the occurrence of such default; or

9.3                               Representations.  Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect (or, to the extent such representation and warranty contains qualifications as to materiality, it shall have been false or misleading in any respect) when made or when deemed made; or

9.4                               Amortization Schedule.  On any Balance Test Date, the outstanding balance of all Advances is not equal to or less than the amount set forth opposite such Balance Test Date on the Amortization Schedule.

9.5                               Insolvency.  Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6                               Attachments; Judgments.  Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $600,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7                               Other Obligations.  The occurrence (beyond any applicable grace or cure period) of any default under any agreement or obligation of Borrower under any material Project Document or Material Financing Agreement (Covenant), which default entitles the lessor or lender thereunder to accelerate Borrower’s obligations thereunder or exercise any of the rights of a secured creditor.

SECTION 10.  REMEDIES

10.1                        General.  Upon and during the continuance of any one or more Events of Default, (i) Lender may accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Lender may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants

Lender an irrevocable power of attorney coupled with an interest, and (iii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account.  Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2                        Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default, Lender may at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower.  Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s reasonable documented costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3                        No Waiver.  Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4                        Cumulative Remedies.  The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11.  MISCELLANEOUS

11.1                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2                        Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)                                 If to Lender:

NY GREEN BANK
1359 Broadway
19th Floor
New York, NY 10018-7842
Attention: Operations & Finance
Telephone: 212-379-6260
Facsimile: 917-410-7353
Email: financeops@greenbank.ny.gov

and

Amy McCartin
Telephone:  212-379-6259
Email: amy.mccartin@greenbank.ny.gov

(b)                                 If to Borrower:

PLUG POWER INC.

Attention:  Paul Middleton

968 Albany Shaker Road

Latham, NY 12110

email: pmiddleton@plugpower.com
Telephone: 518-738-0281

or to such other address as each party may designate for itself by like notice.

11.3                        Entire Agreement; Amendments.

(a)                                 This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.

(b)                                 No amendment, modification, consent or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by either party therefrom, shall be effective unless the same shall be in writing and signed by an officer of both parties, and then shall be effective only in the specific instance and for the specific purpose for which given.

11.4                        No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5                        No Waiver.  The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers.  No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6                        Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement.  Section 6.3 shall survive the termination of this Agreement.

11.7                        Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any).  Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit Lender’s successors and assigns; provided that as long as no Event of Default has occurred and is continuing, Lender may not assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a Designated Competitor of Borrower, it being acknowledged that in all cases, any transfer to an Affiliate of Lender shall be allowed.

11.8                        Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without regard to any rule of conflicts of law that would result in the application of the substantive law of any jurisdiction other than the State of New York.  Nothing in this Agreement shall require any unlawful action or inaction by either party.

11.9                        Consent to Jurisdiction and Venue.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)                                     IN ACCORDANCE WITH THE PROVISIONS OF NY CLS CPLR § 505, SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY;

(ii)                                  CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)                               AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED IN ACCORDANCE WITH SECTION 11.2; AND

(iv)                              AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(b)                            Mutual Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.10                 Professional Fees.  Borrower promises to pay Lender’s fees and reasonable documented expenses necessary to finalize the loan documentation, including but not limited to reasonable documented attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses (including with respect to due diligence).  In addition, Borrower promises to pay any and all reasonable documented attorneys’ and other professionals’ fees and expenses incurred by Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; I the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.11                 Confidentiality.  Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information:  (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Lender in its reasonable good faith discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information which are no less restrictive than the terms of this Section 11.11; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony required by law or order of any Governmental Authority submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; I to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after the occurrence of an Event of Default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior written consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.  NOTWITHSTANDING ANY PROVISION OF THIS SECTION 11.11 TO THE CONTRARY, BORROWER ACKNOWLEDGES AND AGREES THAT ALL INFORMATION, IN ANY FORMAT, SUBMITTED TO LENDER SHALL BE SUBJECT TO AND TREATED IN ACCORDANCE WITH THE NYS FREEDOM OF INFORMATION LAW (“FOIL,” PUBLIC OFFICERS LAW, ARTICLE 6). PURSUANT TO FOIL, LENDER IS REQUIRED TO MAKE AVAILABLE TO THE PUBLIC, UPON REQUEST, RECORDS OR PORTIONS THEREOF WHICH IT POSSESSES, UNLESS THAT INFORMATION IS STATUTORILY EXEMPT FROM DISCLOSURE. THEREFORE, UNLESS THE AGREEMENT SPECIFICALLY REQUIRES OTHERWISE, BORROWER SHOULD SUBMIT INFORMATION TO LENDER IN A NON-CONFIDENTIAL, NON-PROPRIETARY FORMAT. FOIL DOES PROVIDE THAT LENDER MAY DENY ACCESS TO RECORDS OR PORTIONS THEREOF THAT “ARE TRADE SECRETS OR ARE SUBMITTED TO AN AGENCY BY A COMMERCIAL ENTERPRISE OR DERIVED FROM INFORMATION OBTAINED FROM A COMMERCIAL ENTERPRISE AND WHICH IF DISCLOSED WOULD CAUSE SUBSTANTIAL INJURY TO THE COMPETITIVE POSITION OF THE SUBJECT ENTERPRISE.” SEE PUBLIC OFFICERS LAW, § 87(2)(D). ACCORDINGLY, IF THIS AGREEMENT SPECIFICALLY REQUIRES SUBMISSION OF INFORMATION IN A FORMAT BORROWER CONSIDERS A PROPRIETARY AND/OR CONFIDENTIAL TRADE SECRET, BORROWER SHALL FULLY IDENTIFY AND PLAINLY LABEL THE INFORMATION “CONFIDENTIAL” OR “PROPRIETARY” AT THE TIME OF DISCLOSURE. BY SO MARKING SUCH INFORMATION, BORROWER REPRESENTS THAT THE INFORMATION HAS ACTUAL

OR POTENTIAL SPECIFIC COMMERCIAL OR COMPETITIVE VALUE TO THE COMPETITORS OF BORROWER. WITHOUT LIMITATION, INFORMATION WILL NOT BE CONSIDERED CONFIDENTIAL OR PROPRIETARY IF IT IS OR HAS BEEN (I) GENERALLY KNOWN OR AVAILABLE FROM OTHER SOURCES WITHOUT OBLIGATION CONCERNING ITS CONFIDENTIALITY; (II) MADE AVAILABLE BY THE OWNER TO OTHERS WITHOUT OBLIGATION CONCERNING ITS CONFIDENTIALITY; OR (III) ALREADY AVAILABLE TO LENDER WITHOUT OBLIGATION CONCERNING ITS CONFIDENTIALITY. IN THE EVENT OF A FOIL REQUEST, IT IS LENDER’S POLICY TO CONSIDER RECORDS AS MARKED ABOVE PURSUANT TO THE TRADE SECRET EXEMPTION PROCEDURE SET FORTH IN 21 NEW YORK CODES RULES & REGULATIONS § 501.6 AND ANY OTHER APPLICABLE LAW OR REGULATION. HOWEVER, LENDER CANNOT GUARANTEE THE CONFIDENTIALITY OF ANY INFORMATION SUBMITTED. MORE INFORMATION ON FOIL, AND THE RELEVANT STATUTORY LAW AND REGULATIONS, CAN BE FOUND AT THE WEBSITE FOR THE COMMITTEE ON OPEN GOVERNMENT (HTTP://WWW.DOS.STATE.NY.US/COOG/FOIL2.HTML) AND LENDER’S REGULATIONS, PART 501.

11.12                 Assignment of Rights.  Borrower acknowledges and understands that Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity with assets valued at not less than $500,000,000 (an “Assignee”).  After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Lender shall relieve Borrower of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.  Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower and  Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.13                 Revival of Secured Obligations.  This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated until the Secured Obligations (other than contingent obligations for which no claim has been asserted) are fully satisfied.

11.14                 Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.15                 No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Lender, the Lender and the Borrower.

11.16                 Publicity.  None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.  NOTWITHSTANDING THE FOREGOING, BORROWER HEREBY AGREES THAT LENDER OR ANY OF ITS AFFILIATES MAY (I) AGGREGATE AND ANONYMIZE DATA PROVIDED TO THE LENDER FOR USE AND PUBLIC DISCLOSURE IN REPORTS OR IN ACCORDANCE WITH LENDER’S REGULATORY REQUIREMENTS, (II) DISCLOSE A GENERAL DESCRIPTION OF TRANSACTIONS ARISING UNDER THE LOAN DOCUMENTS FOR ADVERTISING, MARKETING, REGULATORY OR OTHER SIMILAR PURPOSES AND (III) USE BORROWER’S NAME, LOGO OR OTHER INDICIA GERMANE TO SUCH PARTY IN CONNECTION WITH SUCH ADVERTISING, MARKETING OR OTHER SIMILAR PURPOSES. BORROWER ACKNOWLEDGES THAT IT HAS REVIEWED A PRELIMINARY DRAFT OF THE TRANSACTION PROFILE THAT LENDER IS REQUIRED TO POST PUBLICLY IN ACCORDANCE WITH ITS REGULATORY REQUIREMENTS, AND BORROWER AGREES LENDER MAY POST THE TRANSACTION PROFILE, ONCE FINALIZED, ON ITS WEBSITE AND IN ITS PUBLICLY-FILED METRICS REPORTS.

11.17                 Multiple Borrowers.

(a)           Borrower’s Agent. Each of the Borrowers hereby irrevocably appoints Plug Power Inc. as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from the Lender. The Lender may rely, and shall be fully protected in relying, on any request for the Term Loan, disbursement instruction, report, information or any other notice or communication made or given by the Company, whether in its own name or on behalf of one or more of the other Borrowers, and the Lender shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected thereby.

(b)  Waivers.  Each Borrower hereby waives:  (i) any right to require the Lender to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Lender or any Indebtedness of Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Lender or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Lender to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding.  Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations.  If any claim is ever made upon the Lender for repayment or recovery of any amount or amounts received by the Lender in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Lender repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Lender or any of its property, or by reason of any settlement or compromise of any such claim effected by the Lender with any such claimant (including without limitation any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to Lender under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement.  Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)  Consents.  Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, the Lender may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion:  (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Lender at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Lender determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable.  Each Borrower consents and agrees that the Lender shall be under no obligation to marshal any assets in favour of Borrower, or against or in payment of any or all of the Secured Obligations.  Each Borrower further consents and agrees that the Lender shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations.  Without limiting the generality of the foregoing, the Lender shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)  Independent Liability.  Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Lender. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of Lender with respect thereto.  Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender’s possession concerning the same or any other matter.

(e)  Subordination.  All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and the Borrower holding the Indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

11.18                 Iran Divestment Act.  In accordance with Section 2879-c of the Public Authorities Law, by signing this contract, the Borrower certifies, for itself and its Affiliates, under penalty of perjury, to the best of its knowledge and belief, that neither Borrower nor any of its Affiliates is on the list created pursuant to paragraph (b) of subdivision 3 of section 165-a of the New York State Finance Law (See www.ogs.ny.gov/about/regs/ida.asp).

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

PLUG POWER INC.

Signature:	/s/ Paul Middleton

Print Name:	Paul Middleton

Title:	Chief Financial Officer and Senior Vice President

EMERGING POWER INC.

Signature:	/s/ Paul Middleton

Print Name:	Paul Middleton

Title:	Treasurer

EMERGENT POWER INC.

Signature:	/s/ Paul Middleton

Print Name:	Paul Middleton

Title:	Treasurer

[Signature Page to Loan and Security Agreement]

Accepted in New York, New York:

LENDER:

NY GREEN BANK,
a Division of the New York State Energy Research & Development Authority

Signature:	/s/ Alfred Griffin
Name:	Alfred Griffin
Title:	President

Address of Lender:

NY GREEN BANK
1359 Broadway, 19th Floor
New York, NY 10018-7842

Attention: Operations & Finance
Telephone: 212-379-6260
Facsimile: 917-410-7353
Email: financeops@greenbank.ny.gov

Amy McCartin
Telephone: 212-379-6259
Email: amy.mccartin@greenbank.ny.gov

[Signature Page to Loan and Security Agreement]